Exhibit 99.1

LinkedIn to acquire SlideShare

Mountain View, CA – May 3rd 2012 – LinkedIn (NYSE:LNKD), the world’s largest professional network on the Internet with more than 161 million members worldwide, today announced it agreed to acquire SlideShare, a leading professional content sharing community.

The transaction is valued at approximately $118.75 million, subject to adjustment, in a combination of approximately 45 percent cash and approximately 55 percent stock. Subject to the completion of customary conditions, the acquisition is expected to close during the second quarter of 2012.

Founded in October 2006, SlideShare helps professionals discover people through content, and content through people. SlideShare users have uploaded more than nine million presentations, and according to comScore, in March SlideShare had nearly 29 million unique visitors, ranking it among the most heavily trafficked sites for professional content.

SlideShare is also enabling the sharing of presentations across the Web; nearly 7.4 million presentations hosted by SlideShare are embedded across more than 1.4 million unique domains.

“Presentations are one of the main ways in which professionals capture and share their experiences and knowledge, which in turn helps shape their professional identity,” said LinkedIn CEO Jeff Weiner. “These presentations also enable professionals to discover new connections and gain the insights they need to become more productive and successful in their careers, aligning perfectly with LinkedIn’s mission and helping us deliver even more value for our members. We’re very excited to welcome the SlideShare team to LinkedIn.”

Rashmi Sinha, CEO of SlideShare commented “We built SlideShare to help professionals share presentations and connect people through content. What we can build with LinkedIn, the largest professional network on the Internet, is the most natural extension of this vision. I am excited about what we can build together.”

Deep Nishar, LinkedIn’s Senior Vice President of Product and User Experience, blogged about the acquisition at http://blog.linkedin.com/topic/slideshare/, and a SlideShare presentation outlining the deal can be found on LinkedIn’s SlideShare page at: http://www.slideshare.net/linkedin/linkedin-and-slideshare and on the investor relations section of the LinkedIn website at: http://investors.linkedin.com/.

About LinkedIn

Founded in 2003, LinkedIn connects the world’s professionals to make them more productive and successful. With more than 161 million members worldwide, including executives from every Fortune 500 company, LinkedIn is the world’s largest professional network on the Internet. The company has a diversified business model with revenues coming from member subscriptions, marketing solutions and hiring solutions. Headquartered in Silicon Valley, LinkedIn has offices across the globe.

About SlideShare

Founded in 2006, SlideShare is a leading professional content sharing community. Professionals can upload content for free, discover people through content, and content through people. SlideShare brings presentations, documents and videos to life on the web for professionals to discover and share. Premium social content marketing subscriptions enable professionals and brands to gain social media engagement and generate sales leads. The company is based in San Francisco, Calif., and is backed by investors including Jonathan Abrams, Mark Cuban, Dave McClure, and Venrock. More information about SlideShare is available at www.slideshare.net.

Forward-Looking Statements

This press release contains forward-looking statements related to LinkedIn, SlideShare, the timing and consummation of the acquisition of SlideShare and the potential benefits of the acquisition. Actual events or results may differ materially from those contained in the forward-looking statements. Please refer to the documents LinkedIn files from time to time with the SEC, including LinkedIn’s most recent Form 10-K and the Form 10-Q LinkedIn will file for the quarter ended March 31, 2012. These SEC filings contain and identify important factors that could cause results of the acquisition to differ materially from those contained in LinkedIn’s forward-looking statements. LinkedIn is under no duty to update any of the forward-looking statements after the date of this press release to conform to actual results.